                                                                     Exhibit 7.1

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors and Stockholders
E. B. Brown Optical Company:

We have audited the accompanying combined balance sheet of E. B. Brown Optical Company and affiliates as of December 31, 1995, and the related combined statements of income, stockholders equity, and cash flows for the year then ended. These combined financial statements are the responsibility of E. B. Brown Optical Company management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of E. B. Brown Optical Company and affiliates as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



/S/ KPMG Peat Marwick LLP

November 25, 1996
Boston, Massachusetts

                                                                   Exhibit 7.1



                   E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                             Combined Balance Sheet

                               December 31, 1995

                                                             Assets
                                                           ----------
Current assets
 Cash and cash equivalents                                 $  915,068
 Trade accounts receivable, less allowance for doubtful
   accounts of $40,000                                        323,758
 Inventories                                                1,109,651
 Deferred tax asset (note 4)                                  294,000
 Other current assets                                          63,004
                                                           ----------
    Total current assets                                    2,705,481
                                                           ----------
Investment securities (note 2)                                192,312

Property, plant and equipment
 Land                                                          30,000
 Buildings                                                     56,664
 Equipment                                                  2,473,116
 Leasehold improvements                                     1,932,541
 Furniture and fixtures                                       721,802
                                                           ----------
                                                            5,214,123
 Less accumulated depreciation and amortization             3,368,698
                                                           ----------
    Net property, plant and equipment                       1,845,425
 Other assets                                                 233,221
                                                           ----------
                                                           $4,976,439
                                                           ==========


See accompanying notes to combined financial statements.

                                                                     Exhibit 7.1




             Liabilities and Stockholders' Equity
             ------------------------------------
Current liabilities
 Trade accounts payable                                                          $  357,419
 Customer deposits                                                                  125,538
 Income taxes payable (note 4)                                                       42,000
 Accrued wages, benefits, and related taxes (note 7)                              1,500,268
 Accrued expenses                                                                   262,632
 Reserve for self-insured medical benefits                                          100,000
                                                                                 ----------
      Total current liabilities                                                   2,387,857
                                                                                 ----------
Stockholders' equity (note 1[c])
 Common stock
   E. B. Brown Optical Company, no par value; 750 shares
     authorized; 75 shares issued and outstanding                                     2,960
   E. B. Brown Optical Laboratories, Inc., no par value; 750 shares
     authorized; 100 shares issued and outstanding                                   10,000
   E. B. Brown Opticians, Inc., no par value; 750 shares
     authorized; 150 shares issued, no shares outstanding                              -
                                                                                 ----------
                                                                                     12,960
 Additional paid-in capital                                                         371,338
 Retained earnings                                                                2,185,463
 Unrealized holding gains on investment securities                                   18,821
                                                                                 ----------
      Total stockholders' equity                                                  2,588,582
                                                                                 ----------
 Commitments and contingencies (note 3)                                          $4,976,439
                                                                                 ==========


                                                                     Exhibit 7.1



                   E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                          Combined Statement of Income

                          Year ended December 31, 1995


Net sales                                                   $14,576,819
Cost of goods sold                                            4,168,986
                                                            -----------
  Gross profit                                               10,407,833
Selling, general, and administrative expenses                 9,978,992
                                                            -----------
Other income                                                    428,841
 Interest income                                                 71,283
 Other, net                                                       1,397
                                                            -----------
  Income before income taxes                                    501,521
Income taxes (note 4)                                            85,819
                                                            -----------
  Net income                                                $   415,702
                                                            ===========




See accompanying notes to combined financial statements.

                                                                     Exhibit 7.1


                   E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                   Combined Statement of Stockholders' Equity

                          Year ended December 31, 1995

                                                                               Unrealized
                                                                                 Holding
                                                                                  Gains
                                                                               (Losses) on         Total
                                   Common        Additional      Retained       Investment       Stockholders'
                                   Stock           Capital       Earnings       Securities     Equity (note 1[c])
                                  ---------       ----------    ----------     ------------   ------------------
Balance at December 31, 1994        $12,960          371,338     2,534,761        (3,920)          2,915,139
Net income                             -                -          415,702            -              415,702
Dividends                              -                -         (765,000)           -             (765,000)
Unrealized holding gains on
investment securities                  -                -               -         22,741              22,741
                                    -------          -------     ---------        ------           ---------
Balance at December 31, 1995        $12,960          371,338     2,185,463        18,821           2,588,582
                                    =======          =======     =========        ======           =========



See accompanying notes to combined financial statements.

                                                                     Exhibit 7.1

                   E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                        Combined Statement of Cash Flows

                          Year ended December 31, 1995

 Net income                                                         $  415,702
 Adjustments to reconcile net income to net cash provided by operating activities
  Depreciation and amortization of property, plant and equipment       575,371
  Allowance for doubtful accounts                                        5,000
  Gain on sale of investment securities                                 (3,094)
  Loss on sale of equipment                                              5,972
  Changes in operating assets and liabilities:
   Trade accounts receivable                                           351,617
   Inventories                                                        (151,803)
   Deferred tax asset                                                   (8,000)
   Other current assets                                                (50,482)
   Trade accounts payable                                              (34,993)
   Customer deposits                                                   (19,649)
   Income taxes payable                                                  2,289
   Accrued wages, benefits, and related taxes                         (230,593)
   Accrued expenses                                                    (48,133)
   Reserve for self-insured medical benefits                            25,000
                                                                    ----------
          Net cash provided by operating activities                    834,204
                                                                    ----------
 Cash flows from investing activities
 Proceeds from sale of investment securities                            32,668
 Purchases of investment securities available for sale                 (31,114)
 Capital expenditures                                                 (589,967)
 Proceeds from sale of equipment                                         3,500
 Other assets                                                           (9,240)
                                                                    ----------
          Net cash used in investing activities                       (594,153)
                                                                    ----------
 Cash flows from financing activities
 Dividends paid                                                       (765,000)
                                                                    ----------
          Net cash used in financing activities                       (765,000)
                                                                    ----------
 Net (decrease) in cash and cash equivalents                          (524,949)
 Cash and cash equivalents at beginning of year                      1,440,017
                                                                    ----------
 Cash and cash equivalents at end of year                           $  915,068
                                                                    ==========
 Supplemental disclosure of cash flow information
  Taxes paid                                                        $   83,530
                                                                    ==========


See accompanying notes to combined financial statements.

                                                                     Exhibit 7.1

                   E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                     Notes to Combined Financial Statements


(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     (a)    Nature of Business
            ------------------

            The business of E. B. Brown Optical Company and affiliates is to participate in the delivery of eye wear, hearing aids, and service through the operation of 42 retail stores in Ohio and Western Pennsylvania, a manufacturing lab, and an industrial eye wear division.

     (b)    Acquisition
            -----------

            Effective July 1, 1996, certain assets were acquired and certain liabilities were assumed by Sight Resource Corporation, a Delaware corporation. Sight Resource participates in the delivery of a complete range of eye care products and services through its networks of opticians, optometrists, and opthamologists.

     (c)    Principles of Combination
            -------------------------

            The combined financial statements include the financial statements of the E. B. Brown Optical Company, Brown Optical Laboratories, Inc., and E. B. Brown Opticians, Inc. (Company) which all operate under common ownership and management. All significant intercompany balances and transactions have been eliminated in combination.

     (d)    Cash Equivalents
            ----------------

            For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     (e)    Inventories
            -----------

            Inventories are stated at the lower of cost or market. Cost is determined using the specific identification method.

     (f)    Investment Securities
            ---------------------

            Investment securities consist of corporate debt and equity securities. The fair value of debt securities and equity investments are based on quoted market prices at DecemberE31, 1995. The Company classifies its debt and equity securities as available-for-sale.

            Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholdersO equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.


                                                                     (Continued)

                                                                     Exhibit 7.1

                   E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                     Notes to Combined Financial Statements




            A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. There were no impairments in 1995. Dividend and interest income are recognized when earned.

     (g)    Property, Plant and Equipment
            -----------------------------

            Property, plant and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

     (h)    Income Taxes
            ------------

            Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (i)    Use of Estimates
            ----------------

            Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     (j)    Advertising Costs
            -----------------

            The Company expenses advertising costs as incurred. The Company incurred $577,896 of advertising expense in 1995.

     (k)    Revenue Recognition
            -------------------

            Revenue and the related costs from the sale of Company products is recognized at the time of delivery.



                                                                     (Continued)

                                                                     Exhibit 7.1

                  E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                     Notes to Combined Financial Statements



      (2)  Investment Securities
           ---------------------

           The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities by major security type and class of security at December 31, 1995, were as follows:


                                                       Gross                    Gross
                                                     Unrealized                Unrealized
                                                        Gains                    (Losses)
                                            --------------------------    ---------------------
                                             Amortized        Holding      Holding       Fair
                                                Cost           Gains        Losses       Value
                                            ------------    ----------    ----------  ---------
           Available-for-sale
            Debt securities                     $ 37,243       3,757           -         41,000
            Equity securities                    136,248      18,564         3,500      151,312
                                                --------      ------       -------      -------
                                                $173,491      22,321         3,500      192,312
                                                ========      ======       =======      =======


           Maturities of debt securities classified as available-for-sale were as follows at December 31, 1995:


                                          Amortized        Fair
                                             Cost          Value
                                          ----------     ----------

              Due after ten years          $ 37,243         41,000
                                          ==========     ==========

           Proceeds from the sale of investment securities available for sale were $32,668 in 1995 and gross realized gains included in income were $3,094 in 1995.

     (3)   Leases
           ------

           The Company has noncancelable store operating leases that expire over the next seven years. These leases generally contain renewal options and require the Company to pay all executory costs such as maintenance and insurance. Rental payments include minimum rentals plus additional rentals based on store sales exceeding specified amounts. Rental expense for operating leases consisted of the following:


                 Minimum rentals       $851,958
                 Contingent rentals     123,458
                                       --------
                 Rental expense        $975,416
                                       ========

                                                                     (Continued)

                                                                     Exhibit 7.1

                   E.B. BROWN OPTICAL COMPANY AND AFFILIATES

                    Notes to Combined Financial Statements



       Future minimum lease payments under noncancelable operating leases (with remaining lease terms in excess of one year) as of December 31, 1995 are:

                                                Operating
               Year ending December 31,           Leases
               ------------------------         ----------
                  1996                          $  846,324
                  1997                             758,396
                  1998                             588,974
                  1999                             423,631
                  2000                             228,138
               Thereafter                          158,881
               ----------                       ----------
               Total minimum lease payments     $3,004,344
                                                ==========

       As a convenience for its customers, the Company enters sublease arrangements with independent opticians at various retail stores. The sublease arrangements require the opticians to pay the Company $10 per month for the sublease rental space.

 (4)   Income Taxes
       ------------

       The Company has two affiliates which have elected to be treated as a S Corporation for income tax purposes. As such, all income, expenses, and tax credits are passed through to the individual shareholders.

       The following information relates to the Company's third affiliate, which has elected to be treated as a C Corporation. As such, the OexpectedO combined effective tax rate of 40 percent is reduced to a combined effective rate of 17 percent by the effects of income from continuing operations of the S Corporations, which is not subject to federal, state, or local income taxes. Total income taxes for the year ended December 31, 1995 were allocated as follows:

       Income tax expense (benefit) attributable to income from continuing operations consists of:

                                           Current  Deferred   Total
                                           -------  --------   -----
          Year ended December 31, 1995
           U.S. federal                   $74,819    (6,800)  68,019
           State and local                 19,000    (1,200)  17,800
                                          -------    ------   ------
                                          $93,819    (8,000)  85,819
                                          =======    ======   ======

       The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at December 31, 1995 are presented below:

         Deferred tax assets
          Vacation accrual                                        $ 15,000
          Accrued wages                                            246,250
          Reserve for self-insured medical benefits                 22,300
          Other                                                     10,450
                                                                  --------
         Net deferred tax assets                                  $294,000
                                                                  ========

                                                                     (Continued)

                                                        Exhibit 7.1

                   E. B. BROWN OPTICAL COMPANY AND AFFILIATES

                     Notes to Combined Financial Statements




      (5)     Defined Contribution and Profit Sharing Plans
              ---------------------------------------------

              The Company maintains a defined contribution employee benefit plan (401[k]) for all eligible employees. The Company matches employee contributions at a rate equal to 30 percent of salary deferrals up to 5 percent of the employeesO compensation. The Company contributed $37,068 to the 401(k) plan in 1995. The Company made no contributions to the profit sharing plan in 1995.

      (6)     Business and Credit Concentrations
              ----------------------------------

              Most of the Company's customers are located in Ohio and Western Pennsylvania. No single customer accounted for more than 5 percent of the Company's sales in 1995, and no account receivable from any customer exceeded $11,000. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could effect the CompanyOs estimate of its bad debts.

      (7)     Related Party
              -------------

              Accrued wages, benefits, and related taxes include $1,050,349 owed to the Company's majority stockholder and president. The amounts represent unpaid wages from prior periods in satisfaction of the majority stockholder's duties as president.